                             CERTIFICATE OF INCORPORATION

                                          OF
                            SWITCHTEL COMMUNICATIONS CORP.










Filed by:                                   Judah I. Septimus, Esq.
                                            5417 Eighteenth Avenue
                                            Brooklyn, New York 11204

                             CERTIFICATE OF INCORPORATION

                            SWITCHTEL COMMUNICATIONS CORP.

                  Under Section 402 of the Business Corporation Law.

          The undersigned, for the purpose of forming a corporation pursuant to
Section 402 of the Business Corporation Law of the State of New York, does hereby certify and set forth:

          FIRST:    The name of the corporation is SWITCHTEL COMMUNICATIONS
CORP.
          SECOND:   The purposes for which the corporation is formed are:
          To engage in any lawful act or activity for which corporations may be organized under the business corporation law, provided that the corporation is not formed to engage in any act or activity which requires the act or approval of any state official, department, board, agency or other body without such approval or consent first being obtained.
          To establish, maintain and conduct a general service organization, to make and conduct investigations and render reports of such investigations relating to the telex and telecommunications industry, perform supervisory, inspection and testing services and any and all other activities relating to the analysis of telex and telecommunication equipment and systems. To act as a consultant to individuals, corporations, associations, partnerships and others and to obtain services in their behalf for the supervision and testing of telex and telecommunication equipment and systems.
          To maintain executive and operating personnel for the purpose of advising and assisting others in all matters relating to telecommunications network management; to furnish programs, systems, formulate policies and generally to advise and assist others, under contract or otherwise, with relation to any aspect of telex and telecommunication systems. Generally to establish and operate a telex and telecommunication system in all its branches and departments.
          To carry on a general mercantile, industrial, investing and trading business in all its branches; to devise, invent, manufacture, fabricate, assemble, install, service, maintain, alter, buy, sell, import, export, license as licensor or licensee, lease as lessor or lessee, distribute, job, enter into, negotiate, execute, acquire, and assign contracts in respect of, acquire, receive, grant, and assign licensing arrangements, options, franchises, and other rights in respect of, and generally deal in and with, at wholesale and retail, as principal, and as sales, business, special, or general agent, representative, broker, factor, merchant, distributor, jobber, advisor, or in any other lawful capacity, goods, wares, merchandise, commodities, and unimproved, improved, finished, processed and other real, personal and mixed property of any and all kinds, together with the components, resultants, and by-products thereof.
          To acquire by purchase, subscription, underwriting or otherwise, and to own, hold for investment, or otherwise, and to use, sell, assign, transfer, mortgage, pledge, exchange or otherwise dispose of real and personal property of every sort and description and wheresoever situated, including shares of stock, bonds, debentures, notes, scrip, securities, evidences of indebtedness, contracts or obligations of any corporation or association, whether domestic or foreign, or of any firm or individual or of the United States or any state, territory or dependency of the United States or any foreign country, or any municipality or local authority within or without the United States, and also to issue in exchange therefor, stocks, bonds or other securities or evidences of indebtedness of this corporation and, while the owner or holder of any such property, to receive, collect and dispose of the interest, dividends and income on or from such property and to possess and exercise in respect thereto all of the rights, powers and privileges of ownership, including all voting powers thereon.
          To construct, build, purchase, lease or otherwise acquire, equip, hold, own, improve, develop, manage, maintain, control, operate, lease, mortgage, create liens upon, sell, convey or otherwise dispose of and turn to account, any and all plants, machinery, works, implements and things or property, real and personal, of every kind and description, incidental to, connected with, or suitable, necessary or convenient for any of the purposes enumerated herein, including all or any part or parts of the properties, assets, business and goodwill of any persons, firms, associations or corporations.
          The powers, rights and privileges provided in this certificate are not to be deemed to be in limitation of similar, other or additional powers, rights and privileges granted or permitted to a corporation by the Business Corporation Law, it being intended that this corporation shall have all rights, powers and privileges granted or permitted to a corporation by such statute.

          THIRD:    The office of the corporation is to be located in the County of Kings, State of New York.

          FOURTH:   The aggregate number of shares which the corporation shall have the authority to issue is Two Hundred (200), all of which shall be without par value.

          FIFTH:    The Secretary of State is designated as the agent of the
corporation upon whom process against it may be served. The post office address to which the Secretary of State shall mail a copy of any process against the corporation served on him is:

                         Alfred West
                         5206 16th Avenue
                         Brooklyn, New York 11204

          SIXTH:    The personal liability of directors to the corporation or
its shareholders for damages for any breach of duty in such capacity is hereby eliminated except that such personal liability shall not be eliminated if a judgment or other final adjudication adverse to such director establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the Business Corporation Law.

          IN WITNESS WHEREOF, this certificate has been subscribed to this 9th day of July, 1992 by the undersigned who affirms that the statements made herein are true under the penalties of perjury.

                                        ___________________________
                                        GERALD WEINBERG
                                        90 State Street
                                        Albany, New York

                           CERTIFICATE OF AMENDMENT OF THE

                             CERTIFICATE OF INCORPORATION

                                          OF

                            SWITCHTEL COMMUNICATIONS CORP.

                  Under Section 805 of the Business Corporation Law

          It is hereby certified that:

          FIRST:    The name of the corporation is Switchtel Communications
Corp.

          SECOND:   The certificate of incorporation of the corporation was
filed by the Department of State on July 10, 1992.

          THIRD:    The amendment of the certificate of incorporation of the
corporation effected by this certificate of amendment is as follows: To change the name of the corporation.

          FOURTH:   To accomplish the foregoing amendment, Article FIRST of the certificate of incorporation of the corporation, relating to the name of the corporation, is hereby amended to read as follows:

          "Article FIRST:  The name of the corporation is Econophone, Inc."

          FIFTH:    The foregoing amendment of the certificate of incorporation of the corporation was authorized by the consent in writing of all the members of the Board of Directors of the corporation, followed by the unanimous written consent of the holders of all of the outstanding shares of the corporation entitled to vote on the said amendment of the certificate of incorporation.

          IN WITNESS WHEREOF, we have subscribed this document on the date set forth below and do hereby affirm, under the penalties of perjury, that the statements contained herein have been examined by us and are true and correct.

          Dated as of the ____ day of February, 1996.


                                        ______________________________
                                        Alfred West
                                        President


                                        ______________________________
                                        Gary Bondi
                                        Secretary

          IN WITNESS WHEREOF, we have subscribed this document on the date set forth below and do hereby affirm, under the penalties of perjury, that the statements contained herein have been examined by us and are true and correct.

          Dated as of the ____ day of February, 1996.


                                        ______________________________
                                        Alfred West
                                        President


                                        ______________________________
                                        Gary Bondi
                                        Secretary

--------------------------------------------------------------------------------

                               CERTIFICATE OF AMENDMENT
                                          OF
                            SWITCHTEL COMMUNICATIONS CORP.
                  Under Section 805 of the Business Corporation Law

--------------------------------------------------------------------------------

                          CERTIFICATE OF AMENDMENT OF THE

                            CERTIFICATE OF INCORPORATION

                                         OF

                                  ECONOPHONE, INC.

                 Under Section 805 of the Business Corporation Law

          It is hereby certified that:

          FIRST:    The name of the corporation is Econophone, Inc. (the
"Corporation"). The name under which the Corporation was formed was Switchtel Communications Corp.

          SECOND:   The certificate of incorporation of the Corporation (the
"Certificate") was filed by the Department of State on July 10, 1992.

          THIRD:    The amendment of the Certificate effected by this
certificate of amendment is as follows: To amend Article FOURTH of the Certificate to: (a) increase the aggregate number of presently authorized and outstanding shares from two hundred (200) to four hundred (400) shares entitled the "Voting Common Stock," and (b) authorize new common shares in the amount of nineteen thousand, six hundred (19,600) shares entitled the "'Nonvoting Common Stock," which amounts to an aggregate total of twenty thousand (20,000) shares; and to state the relative rights, preferences and limitations of such shares.

          To effect such amendments, Article FOURTH is deleted in its entirety and the following is hereby substituted therefor:

          "Article FOURTH: The aggregate number of shares which the Corporation shall have the authority to issue is twenty thousand (20,000) shares, all of which shall be without par value, of which four hundred (400) shares shall be designated as Voting Common Stock, and nineteen thousand, six hundred (19,600) shares shall be designated as Nonvoting Common Stock. The relative rights, preferences and limitations of such shares shall be in all respects identical, share for share alike, except that the holders of the Nonvoting Common Stock shall have no rights to vote for the election of directors or on any other matter, except as otherwise required by law."

          FOURTH:   The foregoing amendments of the Certificate were authorized by the consent in writing of all the members of the board of directors of the Corporation, followed by the unanimous written consent of the holders of all of the outstanding shares of the Corporation entitled to vote on such amendments of the Certificate, and by the unanimous written consent of the holders of all of the outstanding shares of each class of common shares entitled to vote thereon.

          FIFTH:    The next amendment of the Certificate effected by this
certificate of amendment is as follows: To amend Article FIFTH of the Certificate to change the post office address to which the Secretary of State shall mail a copy of any process against the Corporation.

          SIXTH:    To accomplish the foregoing amendment, Article FIFTH of the
Certificate, relating to the post office address to which the Secretary of State shall mail a copy of any process against the Corporation, is deleted in its entirety and the following is hereby substituted therefor:

          "Article FIFTH: The Secretary of State is designated as the agent of the Corporation upon whom process against it may be served. The post office address to which the Secretary of State shall mail a copy of any process against the Corporation served on him is:

                         Mr. Alfred West
                         Econophone, Inc.
                         1450 37th Street
                         Brooklyn, New York 11218"

          SEVENTH: The foregoing amendment of the Certificate was authorized by the consent in writing of all the members of the board of directors of the Corporation, followed by the unanimous written consent of the holders of all of the outstanding shares of the Corporation entitled to vote on such amendment of the Certificate.

          EIGHTH:   The next amendment of the Certificate effected by this
certificate of amendment is as follows: To amend Article SIXTH of the Certificate relating to the elimination of personal liability of the directors or shareholders of the Corporation.

          NINTH:    To accomplish the foregoing amendment, Article SIXTH of the
Certificate, relating to the elimination of personal liability of the directors or shareholders of the Corporation, is deleted in its entirety and the following is hereby substituted therefor:

          "Article SIXTH: The personal liability of directors to the Corporation or its shareholders for damages for any breach of duty in such capacity is hereby eliminated except that such personal liability shall not be eliminated if a judgment or other final adjudication adverse to such director establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the New York Business Corporation Law, as amended (the "New York Business Corporation Law"). In the event that the New York Business Corporation Law, or any successor statute thereto is amended with respect to the permissible limits of directors' liability, this Article SIXTH shall be deemed to provide the fullest limitation on liability permitted under such amended statute. Any repeal or modification of this Article SIXTH by the stockholders of the Corporation only shall be applied prospectively, to the extent that such repeal or modification would, if applied retrospectively, adversely affect any limitation on the personal liability of a director of the Corporation existing immediately prior to such repeal or modification."

          TENTH:    The foregoing amendment of the Certificate was authorized by the consent in writing of all the members of the board of directors of the Corporation, followed by the unanimous written consent of the holders of all of the outstanding shares of the Corporation entitled to vote on such amendment of the Certificate.

                               (signature page follows)

          IN WITNESS WHEREOF, we have subscribed this document on the date set forth below and do hereby affirm, under the penalties of perjury, that the statements contained herein have been examined by us and are true and correct.

          Dated on this ____ day of June, 1996.


                                        ______________________________
                                        Alfred West
                                        President


                                        ______________________________
                                        Gary Bondi
                                        Secretary

                               CERTIFICATE OF AMENDMENT
                         OF THE CERTIFICATE OF INCORPORATION
                                          OF
                                   ECONOPHONE, INC.
                  UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW

                                    *  *  *  *  *

          WE, THE UNDERSIGNED, Alfred West and Gary Bondi, being respectively the President and the Secretary of Econophone, Inc., a corporation organized under the laws of the State of New York, hereby certify as follows:

          FIRST:  The name of the Corporation is Econophone, Inc.

          SECOND: The Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of State of the State of New York on the 10th day of July, 1992. The Corporation was formed under the name Switchtel Communications Corp.

          THIRD: This amendment of the Certificate of Incorporation was authorized by unanimous written consent of the directors dated November 1, 1996, followed by unanimous written consent of all of the shareholders dated
November 1, 1996.

          FOURTH: (a) The said Certificate of Incorporation, as heretofore amended, is hereby amended pursuant to Section 801(b) of the Business Corporation Law to change all of the authorized shares of Voting Common Stock and Non-Voting Common Stock from no par value per share to $.0001 par value per share, to increase the number of authorized shares of Voting Common Stock from four hundred (400) shares to twenty nine million two hundred and fifty thousand (29,250,000) shares, to increase the number of authorized shares of Non-Voting Common Stock from nineteen thousand six-hundred (19,600) shares to five hundred thousand shares (500,000), to authorize 250,000 shares of preferred stock and to state the number, designation, relative rights, preferences, and limitations of the shares of a series of preferred stock, par value $.01 per share, as fixed by the Board of Directors of the Corporation before the issuance of such shares. The Non-Voting Common Stock and Voting Common Stock are collectively referred to as the Common Stock. Immediately prior to the effectiveness of this Certificate of Amendment, all 400 authorized shares of Voting Common Stock are issued and outstanding.

          The number of issued shares of Voting Common Stock of the Corporation after giving effect to this Certificate of Amendment is 20,000,000. The number of unissued shares of Voting Common Stock of the Corporation after giving effect to this Certificate of Amendment is 9,250,000. The ratio of the number of shares of Voting Common Stock authorized after giving effect to this Certificate of Amendment to the number of shares of Voting Stock authorized immediately prior thereto is 73,125:1. The number of issued shares of Non-Voting Common Stock of the Corporation after giving effect to this Certificate of Amendment is zero. The number of unissued shares of Non-Voting Common Stock of the Corporation after giving effect to this Certificate of Amendment is 500,000.
The ratio of the number of shares of Non-Voting

Common Stock authorized after giving effect to this Certificate of Amendment to the number of shares of Non-Voting Common Stock authorized immediately prior thereto is 25.5:1.

          (b) To effect the foregoing, Article FOURTH of the Certificate of Incorporation of the Corporation, relating to the number of authorized shares of Common Stock, is deleted in its entirety and the following is hereby substituted therefor:

          Article FOURTH: The aggregate number of shares which the Corporation shall have the authority to issue is 30,000,000 shares, of which 29,250,000 shall be designated as Voting Common Stock, par value $.0001 per share, 500,000 shares of which shall be designated as Non-Voting Common Stock, par value $.0001 per share, and 250,000 shares of which shall be designated as preferred stock, par value $.01 per share. The par value of all of the issued and outstanding shares of Common Stock is hereby changed from no par value to $.0001 par value per share. The relative rights, preferences and limitations of such shares of Common Stock shall be in all respects identical, share for share alike, except that the holders of the Non-Voting Common Stock shall have no right to vote for the election of directors or on any other matter, except as otherwise required by law.

     DIVIDENDS. The holders of Common Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board of Directors may determine in its sole discretion, with each share of Voting Common Stock, and each share of Non-Voting Common Stock sharing equally, share for share, in such dividends, except that if dividends are declared which are payable in shares of Voting Common Stock or Non-Voting Common Stock, dividends shall be declared which are payable at the same rate in both classes of stock and the dividends payable in shares of Voting Common Stock shall be payable to the holders of that class of stock and the dividends payable in shares of Non-Voting Common Stock shall be payable to the holders of that class of stock. The rights of holders of Common Stock to receive dividends are subject to the provisions of any outstanding preferred stock.

     LIQUIDATION. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after the payment or provision for payment of all debts and liabilities of the Corporation and all preferential amounts to which the holders of the preferred stock are entitled with respect to the distribution of assets in liquidation, the holders of Common Stock shall be entitled to share ratably in the remaining assets of the Corporation available for distribution.

     PREFERRED STOCK. Shares of preferred stock may be issued by the Corporation from time to time in one or more series, with such voting powers, full or limited, or no voting powers, and such designations, powers, privileges, preferences, and relative, participating, optional, or other rights, if any, and such qualifications, limitations, or restrictions thereon, as are permitted by law and as the Board of Directors shall from time to time provide for by resolution or resolutions duly adopted, including, without limitation, voting powers, if any (including multiple or fractional votes per share), dividend rights, if any, and the Board of Directors is hereby authorized to fix and determine the voting rights, full or limited, if any, and such other powers, privileges, preferences, and rights of any series of preferred stock (including, but not limited to, applicable conversion or redemption rates or prices or dividend rates), and to fix the number of shares constituting any such series and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

     PREEMPTIVE RIGHTS. No shareholder shall have any preemptive rights to purchase any other shares or securities of any class or type (including convertible securities) pursuant to Section 622 of the Business Corporation Law which may at any time be sold or offered for sale by the Corporation.

     12% REDEEMABLE CONVERTIBLE PREFERRED STOCK ($100 STATED VALUE PER SHARE), SERIES A.

          SECTION 1. DESIGNATION; RANK. This series of Preferred Stock shall be designated Redeemable Convertible Preferred Stock, Series A, par value $.01 per share (the "Series A Preferred"). The Series A Preferred shall be senior to all other capital stock of the Corporation, whether now outstanding or hereafter issued, including the Common Stock (the "Common Stock") of the Corporation, as to dividend payments and as to distributions upon liquidation, dissolution or winding up of the Corporation.

          SECTION 2. AUTHORIZED NUMBER. The number of shares constituting the Series A Preferred shall be 140,000 shares.

          SECTION 3. DIVIDENDS. The Series A Preferred shall accrue monthly cumulative dividends on each outstanding share of Series A Preferred at the rate of $1 per share per month. Such cumulative dividends shall accrue, whether or not declared by the Board, in equal amounts (other than with respect to the initial dividend period) monthly on the first day of each month (each a "Dividend Accrual Date"), to holders of record as they appear on the register for the Series A Preferred at the close of business on the day immediately preceding such Dividend Accrual Date. Such accrued and unpaid dividends shall compound monthly at a rate of 12% per annum. As used herein, "accrued dividends" and "accrued and unpaid dividends" shall mean accrued dividends, including, without limitation, the amount compounded thereon. A monthly dividend period shall begin on the day following each Dividend Accrual Date and end on the next succeeding Dividend Accrual Date. Notwithstanding the foregoing, (A) the first dividend period shall commence on the Series A Preferred Issue Date, and the dividend payable in respect thereof shall accrue for the actual number of days in such period and (B) dividends shall cease to accrue and compound on the Series A Preferred on the closing date with respect to the High Yield Offering. For purposes hereof, "High Yield Offering" shall mean the issuance and sale by the Corporation to bona fide third parties of debt securities having a maturity of no less than seven years from the date of issuance thereof and yielding gross proceeds (which shall include, without limitation, discounts and/or placement agent fees) to the Corporation of at least

$75 million; PROVIDED that any amount of proceeds of such debt securities that is placed in escrow or any similar arrangement to fund the payment of interest, premium (if any) or principal on such debt securities shall be deemed not to be gross proceeds for purposes of this definition.

          Dividends on any share of Series A Preferred shall not be paid in cash prior to the redemption, if any, of such share.

          Except as provided in Section 6(a)(i), no dividends or other distributions, and no redemption, purchase or other acquisition for value, shall be made with respect to any share of or right to acquire the Common Stock (other than the Series A Preferred) or any other class or series of the Corporation's Capital Stock at any time when any share of the Series A Preferred is outstanding. The foregoing provision shall not be violated by reason of (i) the repurchase of Capital Stock followed immediately by the reissuance thereof for consideration in an amount at least equal to the consideration paid to acquire such stock, (ii) the redemption, repurchase or other acquisition for value of Capital Stock in exchange for, or with the proceeds of a substantially concurrent offering (occurring not more than 90 days prior to such redemption, repurchase or other acquisition for value) of, other Capital Stock of the Corporation (other than Disqualified Stock), (iii) the repurchase of Capital Stock of the Corporation from employees (other than Mr. Alfred West, Steven West, Gary Bondi and David Mer) of the Corporation or any of its Subsidiaries for consideration not to exceed, in the aggregate, $1,000,000, (iv) the repurchase of Capital Stock of the Corporation, or any right to acquire such Capital Stock, from David Mer for consideration not to exceed, in the aggregate, $1,000,000 or (v) repurchases or redemptions pursuant to the last paragraph of
Section 10.1(c). For purposes hereof, payments with respect to any stock appreciation right shall be deemed to be a repurchase of Capital Stock.

          SECTION 4. LIQUIDATION PREFERENCE. (a) In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, distributions to the shareholders of the Corporation shall be made in the following manner:

               The holders of the Series A Preferred shall be entitled to receive prior and in preference to any distribution of any of the assets or funds of the Corporation to the holders of the Common Stock or any other class or series of the Corporation's capital stock the stated value (in cash) of $100 (the "stated value") per share for each share of Series A Preferred then held by them plus an amount equal to all accrued dividends (whether or not declared) on the Series A Preferred to the date of liquidation, dissolution or winding up (the "Redemption Amount"). If the assets and funds thus distributed among the holders of Series A Preferred are insufficient to permit the payment to such holders of the full preferential amount described above, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of Series A Preferred in the proportion that the number of shares of Series A Preferred held by each such holder bears to the number of all shares of the Series A Preferred then outstanding. After payment has been made to the holders of the Series A Preferred of the full amounts to which they are entitled, no further amounts are required to be paid with respect to the Series A Preferred, and the remaining assets of the Corporation shall be distributed among the holders of all capital stock of the Corporation junior to the Series A

     Preferred in accordance with the Certificate of Incorporation of the Corporation and applicable law.

          (b) Unless waived in advance in writing by the lender (or its assignee) under the Equipment Loan and Security Agreement, dated May 28, 1996, between NTFC Capital Corporation and the Corporation (the "NTFC Lender" and the "NTFC Loan"), during such time as any amounts shall be due under the NTFC Loan, the Corporation shall not effect any redemption of the Series A Preferred for cash; provided that, this sentence shall not prohibit any redemption by the Corporation pursuant to Section 7(a). Any cash payment by the Corporation in violation of the preceding sentence shall forthwith be paid by the recipient thereof to the Lender. The Corporation shall pay all amounts due under the NTFC Loan whenever it shall have any then current redemption obligation with respect to the Series A Preferred so that the first sentence of this paragraph shall not prohibit any such payment to holders of Series A Preferred.

          SECTION 5. PROVISIONS GENERALLY APPLICABLE TO DIVIDENDS AND LIQUIDATION. Except as provided in Section 6, the Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of Sections 3 and 4 and in the taking of all such action as may be necessary or appropriate in order to protect the dividend and liquidation rights of the holders of the Series A Preferred against impairment.

          SECTION 6. VOTING RIGHTS. (a) In addition to such other vote, if any, as may be required by New York law or provided by the resolution creating any other series of Preferred Stock, the affirmative vote of the holders of at least a majority of the outstanding shares of Series A Preferred, voting together as a single class, shall be necessary to: (i) declare or pay any dividends on, or redeem or otherwise acquire any other class or series of Capital Stock of the Corporation, except to the extent provided for pursuant to the terms of any class or series of Capital Stock approved by the affirmative vote of the holders of at least a majority of the then outstanding shares of Series A Preferred; (ii) authorize an amendment to the Corporation's Certificate of Incorporation decreasing the liquidation preference of the Series A Preferred or otherwise adversely affecting the preferences, rights or powers of the Series A Preferred or the Warrants; (iii) effect a voluntary liquidation, dissolution or winding up of the Corporation, or the sale of all or substantially all the assets of the Corporation, or the merger, consolidation or recapitalization of the Corporation; or (iv) amend the Certificate of Incorporation or Bylaws of the Corporation in a manner or take any other action that would in any way impair, limit or delay the ability of the holders of the Series A Preferred to exercise the voting rights set forth in this Section 6, by written consent or at any meeting of shareholders of the Corporation.

          (b) In addition to the voting rights provided for in Section 6(a), the holders of the Series A Preferred shall, until the earlier of (x) the IPO Closing Date (as defined in Section 10.1(b)) and (y) such time as Permitted Holders shall cease to own at least a majority of the shares of Series A Preferred issued on the Series A Preferred Issue Date, be entitled to elect, by the affirmative vote of at least a majority of the outstanding shares of Series A Preferred, voting together as a single class, one director of the Corporation (the "PG Director"), who shall at all times be a member of the Executive Committee and Compensation Committees of the Board and any committee performing similar functions, if such committees exist. The PG Director shall serve at the pleasure of the holders of the Series A Preferred until such time as the holders of the Series A Preferred, by affirmative vote of at least a majority of the outstanding shares of Series A Preferred, shall elect a different individual to be the PG Director. The election of the PG Director shall occur upon the delivery to the Secretary of the Corporation of a certificate, executed by holders of a majority of the shares of Series A Preferred, indicating the nomination of the individual so named in such certificate, and the directors of the Corporation shall thereafter promptly take all action necessary to elect the PG Director as a director of the Corporation. Notwithstanding any provision of the Certificate of Incorporation or By-laws of the Corporation to the contrary, (i) the PG Director shall be entitled to five Business Day's notice of all meetings of the Board and, if applicable, the Executive and Compensation Committees thereof and any committee performing similar functions, (ii) meetings of the Board and such committees shall be held in reasonable places at reasonable times and (iii) the Board shall meet at least quarterly. The PG Director shall resign on the earlier of the two dates referred to in the first sentence of this Section 6(b) and the right of holders of the Series A Preferred to elect a director shall be terminated.

          (c) Except as specifically provided in this Section 6 and as provided under New York corporate law, the holders of the Series A Preferred shall not be entitled to any voting rights.

          SECTION 7. REDEMPTION. (a) SPECIAL OPTIONAL REDEMPTION. The Corporation may, at its option, on the New Financing Closing Date (as defined below) redeem up to 40,000 shares of Series A Preferred, out of funds legally available therefor, upon giving a Redemption Notice as set forth in Section 7(c) hereof. The redemption payment for each share of Series A Preferred shall be the Redemption Amount, in cash, determined as of the Redemption Date (as defined below). If the Corporation effects such redemption, it shall do so ratably according to the number of shares held by each holder of Series A Preferred.
For purposes hereof, the "New Financing Closing Date" shall be any date, on or prior to October 31, 1997, on which the Corporation shall receive gross proceeds (which shall include, without limitation, underwriters' commissions and discounts and/or placement agent fees) of at least $50 million from the issuance of debt or equity securities.

          (b) MANDATORY REDEMPTION. On October 31, 2006, the Corporation shall redeem all of the then outstanding shares of Series A Preferred, out of funds legally available therefor. The Corporation shall use its best efforts to cause funds to be legally available therefor. The redemption payment for each share of Series A Preferred shall be the Redemption Amount, in cash, as of October 31, 2006.

          (c) MECHANICS OF REDEMPTION. (i) At least 20 days, but not more than 60 days, prior to the date fixed for any redemption pursuant to Section 7(a) or (b) (the "Redemption Date"), the Corporation shall send a written notice (the "Redemption Notice") to each holder of shares of Series A Preferred to be redeemed on such date (the "Redemption Shares") stating: (A) the total number of anticipated Redemption Shares at such date; (B) the number of anticipated Redemption Shares held by such holder at such date; (C) the anticipated Redemption Date: (D) the anticipated Redemption Amount per share (calculated based on the anticipated Redemption Date); and (E) the manner in which and the place at which such holder is to surrender to the Corporation the certificate or certificates representing its Redemption Shares.

               (ii) Upon surrender to the Corporation, in the manner and at the place designated, of a certificate or certificates representing Redemption Shares, the Redemption Amount for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. All such surrendered certificates shall be cancelled.

               (iii) On or prior to the Redemption Date, the Corporation shall have the option to deposit the aggregate of all Redemption Amounts for all Redemption Shares in a bank or trust company (designated in the Redemption Notice) doing business in the Borough of Manhattan, the City and State of New York, having aggregate capital and surplus in excess of $500,000,000, as a trust fund for the benefit of the respective holders of Redemption Shares, with irrevocable instructions and authority to the bank or trust company to pay the appropriate Redemption Amount to a given holder of Redemption Shares upon receipt of notification from the Corporation that such holder has surrendered the certificate representing such shares to the Corporation, which notification shall be given by the Corporation upon its receipt of such shares. Such instructions shall also provide that any such moneys remaining unclaimed at the expiration of one year following the Redemption Date shall thereafter be returned to the Corporation upon its request as expressed in a resolution of the Board. The holder of any Redemption Shares in respect of which such deposit has been returned to the Corporation pursuant to the preceding sentence shall have a claim as an unsecured creditor against the Corporation for the Redemption Amount in respect thereof, without interest.

               (iv) Provided that the Corporation has given the Redemption Notice described in Section 7(c)(i) and has on or prior to the Redemption Date either paid or made available (as described in Section 7(c)(iii)) Redemption Amounts to the holders of Redemption Shares, all Redemption Shares shall be deemed to have been redeemed as of the close of business of the Corporation on the applicable Redemption Date. Thereafter, the holder of such shares shall no longer be treated for any purposes as the record holder of such shares of Series A Preferred, regardless of whether the certificates representing such shares are surrendered to the Corporation or its transfer agent, excepting only the right of the holder to receive the appropriate Redemption Amount, without interest, upon such surrender. Such shares so redeemed shall not be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

               (v) The Corporation shall not be obligated to pay the Redemption Amount to any holder of Redemption Shares unless the certificates evidencing such shares are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

               (vi) A Redemption Notice may provide that it is subject to the occurrence of any event before the Redemption Date specified in such notice and such Redemption Notice shall be of no effect unless all such conditions to the redemption have occurred before the Redemption Date or have been waived by the Corporation.

          (d) CHANGE OF CONTROL; BREACH OF COVENANT. (i) If (A) there shall occur a Change of Control (as defined in Section 12(b)), (B) the Corporation shall take any of the actions described in Section 6(a) without obtaining the affirmative vote of the holders of at least a majority of the outstanding shares of Series A Preferred, (C) the Corporation shall breach and fail to cure within 10 days of such breach any of its obligations pursuant to Section 12(a)(iii), 12(a)(vi) or 12(a)(vii) or (D) Mr. Alfred West shall die or become substantially disabled on a long term basis at any time prior to the effectiveness of the Key Man Insurance (as defined in Section 12(a)(vi)), any holder of shares of the Series A Preferred shall have the right, at such holder's option, to require the Corporation to redeem, and upon the exercise of such right the Corporation shall purchase, for cash, all of the shares of the Series A Preferred held by such holder at a price per share equal to the Redemption Amount determined as of the date the Corporation redeems such shares as specified by the Corporation pursuant to Section 7(d)(ii). In the case of clause (B) above, such right to require such purchase shall be in addition to any legal or equitable remedy available to holders of Series A Preferred. In addition, if there shall occur a Change of Control, the Corporation shall cause the holders of Series A Preferred to be entitled to sell any or all of their shares of Series A Preferred to the acquiror or acquirors on terms and conditions at least as favorable as the terms and conditions with respect to the sale to the acquiror or acquirors by the Corporation or any beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 5% or more of any class of Capital Stock of the Corporation.

               (ii) PROCEDURE. On or before the fifth day after the occurrence of an event giving rise to a right of redemption pursuant to Section 7(d)(i), the Corporation shall send each holder of Series A Preferred a notice advising such holder of its rights hereunder and specifying the date, not less than 20 nor more than 60 days after the date such notice is delivered to such holder, on which the Corporation proposes to redeem the shares of those holders requesting redemption pursuant hereto (and, in the case of a sale referred to in the last sentence of Section 7(d)(i), the date on which the Change of Control is expected to occur); PROVIDED that no failure of the Corporation to give such notice shall limit the rights of holders hereunder. Any holder of shares of the Series A Preferred wishing to exercise its rights hereunder shall deliver to the Corporation on or before the fifteenth day after receipt of the notice referred to in the first sentence of this clause (ii), written notice of such holder's exercise of such right, which notice shall set forth the name of the holder, the number of shares of Series A Preferred which such holder wishes to have redeemed or sold and a statement that an election to exercise its rights hereunder is being made thereby. Upon delivery of such shares, the redemption procedures of Sections 7(c)(ii) through (v) shall be applicable (with the notice referred to in the first sentence of this clause (ii) constituting the Redemption Notice).

          (e) REDEMPTION SUBJECT TO APPLICABLE LAW. Any redemption pursuant to this Section 7 shall be subject to Section 513 of the Business Corporation Law of the State of New York.

          SECTION 8. (a) TRANSFER AND LEGENDING OF SHARES. No transfer of shares of the Series A Preferred shall be effective until such transfer is registered on the books of the Corporation. Any shares so transferred must (unless otherwise permitted by Section 8(b)) bear a legend substantially in the following form:

          THE SECURITY REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN COMPLIANCE WITH THE ACT, THE RULES AND REGULATIONS PROMULGATED THEREUNDER AND ANY APPLICABLE STATE SECURITIES LAWS.

          THE SECURITY REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO A SECURITYHOLDERS AGREEMENT DATED AS OF NOVEMBER 1, 1996 THAT FIXES CERTAIN RIGHTS AND OBLIGATIONS OF THE ISSUER HEREOF AND THE HOLDER OF THIS SECURITY. A COPY OF THE AGREEMENT IS ON FILE AT THE ISSUER'S PRINCIPAL OFFICE.

          (b) Any holder of shares of Series A Preferred may, upon providing evidence reasonably satisfactory to the Corporation (including, if so requested by the Corporation, an opinion of counsel of such holder) that such shares of Series A Preferred may be sold pursuant to Rule 144(k) under the Securities Act, exchange the certificate representing such shares of Series A Preferred for a new certificate that does not bear the legend set forth in Section 8(a).

          The Corporation shall refuse to register any attempted transfer of shares of Series A Preferred not in compliance with this Section 8.

          SECTION 9. STATUS OF REDEEMED SHARES. If shares of the Series A Preferred are redeemed pursuant to Section 7 hereof, the shares so redeemed shall be retired and shall assume the status of authorized but unissued shares of preferred stock of the Corporation.

          SECTION 10.1. RIGHT TO CONVERT; MANDATORY CONVERSION. (a) Each holder of the Series A Preferred shall have the right, at the option of such holder, at any time or from time to time, to convert any of its shares of Series A Preferred, into a number of fully paid and nonassessable whole shares of Common Stock of the Corporation equal to the Conversion Number (as defined below).

          Notwithstanding the foregoing, until the day following the first anniversary of the Series A Preferred Issue Date, the holders of the Series A Preferred shall only be entitled to convert an aggregate of 100,000 shares of Series A Preferred. If the holders of Series A Preferred shall desire to convert an aggregate of more than such 100,000 shares before such date, they shall allocate the right to convert such 100,000 shares amongst themselves in such manner as they may agree.

          (b) The Corporation may, at its option, convert any of the shares of Series A Preferred into a number of fully paid and nonassessable whole shares of Common Stock of the Corporation equal to the Conversion Number; PROVIDED that such conversion may only occur on the IPO Closing Date. For purposes hereof, the "IPO Closing Date" means the closing date with respect to the initial public offering of Common Stock of the Corporation generating gross proceeds of at least $25 million and registered with the U.S. Securities and Exchange Commission on Form S-1 (or such other form as is then available); the shares of Common Stock sold in such initial public offering and generating such $25 million of gross proceeds may be sold by the Corporation, any securityholder of the Corporation or any combination of the Corporation and its securityholders.

          (c)  For purposes hereof, the Conversion Number shall be equal to:

          (i) the total number of shares of Common Stock outstanding as of the Series A Preferred Issue Date (calculated on a fully diluted basis, including all warrants, options or rights held by employees or any other Person, assuming that the employee options referenced on the Schedules to the Security Purchase Agreement were issued prior to the Series A Preferred Issue Date, but excluding the Series A Preferred and Warrants, multiplied by

          (ii) a fraction, (A) the numerator of which is equal to the stated value with respect to the shares of Series A Preferred being so converted, plus any dividends accrued thereon, and (B) the denominator of which is equal to 100 million plus the number of U.S. dollars received by the Corporation, since the Series A Preferred Issue Date, from the exercise of options or warrants to purchase Common Stock that are specified on Schedule 3.04(a) to the Securities Purchase Agreement.

          The number referred to in subparagraph (i) above shall be deemed to be 22,561,000, absent evidence to the contrary.

          If the Conversion Number is not a whole number, it shall be increased to the next largest whole number, or at the option of the Corporation, any fractional share of Common Stock otherwise receivable upon a conversion of Series A Preferred may instead be paid in cash at the Redemption Amount.

          (d) In the event that there shall be more than one class of Common Stock of the Corporation outstanding as of the date of any conversion of Series A Preferred, each holder of Series A Preferred being converted shall be entitled to designate which class of Common Stock it shall receive upon conversion of its Series A Preferred. The shares of Common Stock of the Corporation into which the shares of Series A Preferred are converted shall be referred to herein as "Conversion Shares."

          SECTION 10.2. MECHANICS OF CONVERSION. In order to effect the conversion of any shares of Series A Preferred into Conversion Shares, the holder of such shares of Series A Preferred shall surrender to the Corporation the shares of Series A Preferred to be converted accompanied by a duly executed notice of conversion form set forth in the certificate representing such shares of Series A Preferred stating that such holder elects to convert all or a specified portion of shares of Series A Preferred represented by such certificate in accordance with the provisions hereof, specifying the name or names in which such holder wishes the Conversion Shares to be issued and the amount of each class of Common Stock of the Corporation into which the shares of Series A Preferred should be converted.

          The Corporation will pay any and all issue and other taxes (but not any taxes based on income) that may be payable in respect of any issue or delivery of Conversion Shares upon conversion of shares of Series A Preferred.

          As promptly as practicable and in any event within seven Business Days after the receipt of such notice of conversion, the Corporation shall deliver to, or upon the written order of, the holder of the Series A Preferred to be converted (i) certificates representing the number of validly issued, fully paid and nonassessable whole Conversion Shares to which the holder of the securities being converted shall be entitled and (ii) if fewer than all the Series A Preferred surrendered are being converted, a new share certificate or certificates, evidencing the number of shares of Series A Preferred equal to the number of shares of Series A Preferred surrendered for conversion less the number of shares of Series A Preferred being converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred to be converted.
Upon such conversion, the rights of the holder thereof as to the Series A Preferred being converted shall cease except for the right to receive Conversion Shares (or such other consideration as provided herein) in accordance herewith, and the person entitled to receive the Conversion Shares shall be treated for all purposes as having become the record holder of such Conversion Shares at such time.

          SECTION 11.1. ADJUSTMENTS. The number of Conversion Shares issuable upon the conversion of each share of Series A Preferred shall be subject to adjustment from time to time as set forth in this Section 11.1.

          (a) ISSUANCE OF COMMON STOCK OF THE CORPORATION AT LESS THAN CURRENT MARKET VALUE. In the event the Corporation shall issue or sell shares of Common Stock, or rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for, purchase or otherwise acquire shares of Common Stock (each an "Issuance", but such term shall not include the issuance or sale of any of the foregoing types of securities (w) in connection with a transaction in which holders of Series A Preferred exercise their rights to transfer securities under Article 4 of the Securityholders Agreement, (x) upon the exercise, conversion or exchange of any securities received in an Issuance,
(y) as part of the High Yield Offering or (z) of up to 3,561,000 shares of Common Stock or rights, options or warrants therefor granted or sold to key employees of the Corporation or its Subsidiaries in order to retain or to create an incentive for such key employees; PROVIDED that such 3,561,000 shares, options, rights or warrants shall include any shares, options, rights or warrants referenced in any of the Schedules to the

Securities Purchase Agreement or outstanding on the Series A Preferred Issue
Date) at a consideration (the "Consideration") per share of Common Stock (determined, in the case of such rights, options, warrants or convertible or exchangeable securities, by dividing (i) the aggregate amount received or receivable by the Corporation in consideration of the issuance or sale of such rights, options, warrants or convertible or exchangeable securities, plus the total consideration payable to the Corporation upon exercise, conversion or exchange thereof, by (ii) the total number of shares of Common Stock covered by such rights, options, warrants or convertible or exchangeable securities) that is lower than the Current Market Value per share of Common Stock immediately prior to such Issuance, then the number of shares of Common Stock of the Corporation into which each share of Series A Preferred is convertible shall be adjusted so that it shall equal an amount determined by: (I) multiplying the percentage of the fully-diluted shares of Common Stock of the Corporation into which such share of Series A Preferred is convertible immediately prior to such Issuance by the number of fully-diluted shares of Common Stock of the Corporation immediately prior to such Issuance and then by a fraction, the numerator of which shall be the product of (A) the number of fully-diluted shares of Common Stock of the Corporation immediately after such Issuance multiplied by (B) the Current Market Value per share of such Common Stock on the date of such Issuance, and the denominator of which shall be the sum of (1) the number of fully-diluted shares of Common Stock of the Corporation immediately prior to such Issuance multiplied by such Current Market Value plus (2) the aggregate Consideration received by the Corporation for such Issuance,
(II) dividing the amount determined in clause (I) above by the number of fully-diluted shares of Common Stock of the Corporation immediately after such Issuance.

          Such adjustments shall be made successively whenever such an Issuance is made. For the purposes of such adjustments, the shares of Common Stock which the holder of any rights, options, warrants or convertible or exchangeable securities received in an Issuance shall be entitled to subscribe for, purchase or otherwise acquire shall be deemed to be issued and outstanding as of the date of such Issuance and the consideration received by the Corporation therefor shall be deemed to be the Consideration received by the Corporation for such rights, options, warrants or convertible or exchangeable securities, plus the consideration or premiums stated in such rights, options, warrants or convertible or exchangeable securities to be paid for the shares of Common Stock covered thereby. In the event the Corporation shall issue or sell shares of Common Stock or options, warrants or convertible or exchangeable securities containing the right to subscribe for, purchase or otherwise acquire shares of Common Stock in an Issuance, for a consideration consisting, in whole or in part, of property other than cash or its equivalent, then, in determining the "price per share of Common Stock" and the "Consideration received by the Corporation" for purposes of the first sentence of this Section 11.1(a), the Board shall determine, in good faith, the fair value of the property, which determination shall be applied in connection with any determination of Current Market Value pursuant to this Section 11.1(a). If any Issuance results in an adjustment pursuant to this Section 11.1(a) and the rights, options, warrants or convertible or exchangeable securities to which such Issuance related expire or mature without being exercised, converted or exchanged, then the adjustment made as a result of such Issuance shall be reversed and be of no effect.

          (b) CURRENT MARKET VALUE. For the purposes of any computation under this Section 11.1, the Current Market Value per share of Common Stock of the Corporation or of any other security (herein collectively referred to as a "security") at any date herein specified shall be:

          (i) if the security is not registered under the Exchange Act, the fair value of the security (1) most recently determined as of a date within the six months preceding such date by an Independent Financial Expert selected by the Corporation in accordance with the criteria for such valuation set out in Section 11.1(e), or (2) if no such determination shall have been made within such six-month period or if the Corporation so chooses, determined as of such date by an Independent Financial Expert selected by the Corporation in accordance with the criteria for such valuation set out in Section 11.1(e), or

          (ii) if the security is registered under the Exchange Act, the average of the daily market prices of the security for the 20 consecutive trading days immediately preceding such date or, if the security has been registered under the Exchange Act for less than 20 consecutive trading days before such date, then the average of the daily market prices for all of the trading days before such date for which daily market prices are available. The market price for each such trading day shall be: (A) in the case of a security listed or admitted to trading on any national securities exchange, the closing sales price, regular way, on such day, or if no sale takes place on such day, the average of the closing bid and asked prices on such day on the principal national securities exchange on which such security is listed or admitted, such exchange to be determined by the Board, in good faith; PROVIDED that, for purposes of such determination, the PG Director shall have a number of votes equal to one-half of the votes of all members of the Board voting thereon, (B) in the case of a security not then listed or admitted to trading on any national securities exchange, the last reported sale price on such day, or if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reputable quotation source designated by the Corporation, (C) in the case of a security not then listed or admitted to trading on any national securities exchange and as to which no such reported sale price or bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reputable quotation service, or a newspaper of general circulation in the Borough of Manhattan, City and State of New York customarily published on each Business Day, designated by the Corporation, or, if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than 30 days prior to the date in question) for which prices have been so reported and (D) if there are no bid and asked prices reported during the 30 days prior to the date in question, the Current Market Value of the security shall be determined in accordance with Section 11.1(e).

          (c) DE MINIMIS ADJUSTMENTS. No adjustment in the number of shares of Common Stock of the Corporation issuable upon conversion of the Series A Preferred shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the number of shares of Common Stock of the Corporation issuable upon the conversion of each share of Series A Preferred; PROVIDED, HOWEVER, that any adjustments which by reason of this Section 11.1(c) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations shall be made to the nearest one-thousandth of a share.

          (d) ADDITIONAL ADJUSTMENTS. In addition to the foregoing adjustments, the Board may make any other adjustment to increase the number of shares of Common Stock of the Corporation issuable upon conversion of shares of Series A Preferred as it may, in good faith, deem desirable to protect the rights and benefits of holders of Series A Preferred.

          (e) CURRENT MARKET VALUE. The Current Market Value shall be deemed to be equal to the fair value set forth in the Value Report (as defined below) as determined by an Independent Financial Expert, which shall be selected by the Board, and retained on customary terms and conditions, using one or more valuation methods that the Independent Financial Expert, in its best professional judgment, determines to be most appropriate; PROVIDED that, for purposes of such selection, the PG Director shall have a number of votes equal to one-half of the votes of all members of the Board voting thereon. The Corporation shall engage the Independent Financial Expert to deliver to the Corporation, within 45 days of the appointment of the Independent Financial Expert, a value report (the "Value Report") stating the value of the Common Stock of the Corporation and other securities or property of the Corporation, if any, being valued as of the Valuation Date and containing a brief statement as to the nature and scope of the examination or investigation upon which the determination of value was made. The determination as to Current Market Value in accordance with the provisions of this Section 11.1(e) shall be conclusive on all Persons. The Independent Financial Expert shall consult with management of the Corporation and the PG Director in order to allow management and the PG Director to comment on the proposed value prior to delivery to the Corporation of any Value Report of the Independent Financial Expert.

          For purposes hereof, "Financial Expert" means one of Alex, Brown & Sons; Bear, Stearns & Co., Inc.; Dillon, Read & Co. Inc.; Donaldson, Lufkin & Jenrette Securities Corporation; Goldman, Sachs & Co.; Lazard Freres & Co.; Merrill Lynch, Pierce, Fenner & Smith Incorporated; PaineWebber Incorporated; Prudential Securities Inc.; Smith Barney Inc.; Salomon Brothers Inc; Oppenheimer & Co.; Furman Selz; SBC Warburg; or Lehman Brothers; and "Independent Financial Expert" means a Financial Expert that does not (or whose directors, executive officers or 5% stockholders do not) have a direct or indirect financial interest in the Corporation or any of its Subsidiaries, which has not been for at least five years, and, at the time it is called upon to give independent financial advice to the Corporation is not (and none of its directors, executive officers or 5% stockholders is) a promoter, director, or officer of the Corporation or any of its Subsidiaries. The Independent Financial Expert may be compensated and indemnified by the Corporation for opinions or services it provides as an Independent Financial Expert.

          As used herein "fair value" means the price a willing buyer, under no compulsion to buy, would pay a willing seller, under no compulsion to sell, in an arms' length transaction.

          SECTION 11.2. NOTICE OF ADJUSTMENT. Whenever the number of shares of Common Stock of the Corporation or other stock or property issuable upon the conversion of any share of Series A Preferred is adjusted, as herein provided, by more than 1%, the Corporation shall mail to each holder notice of such adjustment or adjustments and shall deliver to each Holder an officers' certificate (and if requested by holders of a majority of the shares of Series A Preferred, a certificate of a firm of independent public accountants selected by the Board (who may be the regular accountants employed by the Corporation)) setting forth the number of shares of Common Stock of the Corporation or other stock or property issuable upon the conversion of any share of Series A Preferred after such adjustment, setting forth a brief statement of the facts requiring such adjustment and setting forth the computation by which such adjustment was made.

          SECTION 12. (a) CERTAIN ADDITIONAL PROVISIONS. (i) LIMITATION ON INDEBTEDNESS. (A) The Corporation shall not, and shall not permit any Restricted Subsidiary to, Incur any Indebtedness except: (1) Indebtedness in an aggregate principal amount not to exceed $20 million outstanding at any time;
(2) Indebtedness to the Corporation or any Restricted Subsidiary;
(3) Indebtedness or Disqualified Stock issued in exchange for, or the net proceeds of which are used to exchange, refinance, refund or defease outstanding Indebtedness or Disqualified Stock, other than Indebtedness Incurred under clauses (1) and (6) of this subparagraph (a)(i)(A) and any refinancings thereof, in an amount (or, if such new Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, with an original issue price) not to exceed the amount exchanged, refinanced, refunded or defeased (plus premiums, accrued interest, fees and expenses); PROVIDED that Indebtedness or Disqualified Stock the proceeds of which are used to exchange, refinance, refund or defease Disqualified Stock, determined as of the date of Incurrence of such new Indebtedness or issuance of such Disqualified Stock, does not mature prior to the Stated Maturity of the Indebtedness to be exchanged, refinanced, refunded, redeemed or defeased or have a mandatory redemption date prior to the Disqualified Stock to be exchanged, refinanced, refunded or defeased, and the Average Life of such Indebtedness or Disqualified Stock is at least equal to the remaining Average Life of the Indebtedness or Disqualified Stock to be exchanged, refinanced, refunded or defeased; (4) Indebtedness issued in the High Yield Offering; (5) Indebtedness Incurred solely to fund the acquisition of assets used or useful in the telecommunications business; and (6) Indebtedness
(I) in respect of performance bonds, bankers' acceptances and surety or appeal bonds provided in the ordinary course of business, (II) under (or in respect of) Currency Agreements and Interest Rate Agreements; PROVIDED that, (i) such Currency Agreements do not increase the Indebtedness of the Corporation and its Restricted Subsidiaries outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder and that such Currency Agreements are entered into for the purpose of hedging, not speculating on, foreign currency fluctuations and (ii) such Interest Rate Agreements are entered into for the purpose of protecting the Corporation and its Subsidiaries from fluctuations in interest rates, not speculating on fluctuations in interest rates, and (III) arising from agreements providing for indemnification, adjustment of purchase price or similar options, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Corporation or any of its Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Subsidiary of the Corporation, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary of the Corporation for the purpose of financing such acquisition.

          (B) Notwithstanding any other provision of this paragraph (a)(i), the maximum amount of Indebtedness that the Corporation or any of its Subsidiaries may Incur pursuant to this paragraph (a)(i) shall not be deemed to be exceeded due solely to the result of fluctuations in the exchange rates of currencies.

          (C) For purposes of determining any particular amount of Indebtedness under this paragraph (a)(i), Guarantees of, or obligations with respect to letters of credit supporting, Indebtedness otherwise included in the determination of such particular amount shall not be included. For purposes of determining compliance with this paragraph (a)(i), in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Corporation, in its sole discretion, shall designate the clause or clauses under which such item of Indebtedness shall be Incurred.

          (ii) LIMITATION ON RESTRICTED PAYMENTS. The Corporation shall not and shall not permit any Restricted Subsidiary to make any Investment in any Person, other than a Permitted Investment, (a "Restricted Payment") if at the time of and after giving effect to the proposed Restricted Payment: (I) a Default shall have occurred and be continuing or (II) the aggregate amount expended for all Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board, whose determination shall be conclusive and evidenced by a Board Resolution) after the Series A Preferred Issue Date shall exceed the sum of (w) 50% of the aggregate amount of consolidated net income (or, if a loss, minus 100% of such amount) of the Corporation accrued on a cumulative basis during the period (taken as one accounting period) beginning on October 1, 1996 and ending on the last day of the last fiscal quarter preceding the Transaction Date plus (x) the aggregate net cash proceeds (other than cash proceeds applied as provided in clause (ix) of the definition of Permitted Investment) received by the Corporation from the issuance and sale of Junior Securities of the Corporation (other than Disqualified Stock) to any Person other than a Restricted Subsidiary of the Corporation or Indebtedness that is convertible into Junior Securities of the Corporation (other than Disqualified Stock) to the extent such Indebtedness is converted into Junior Securities of the Corporation (other than Disqualified Stock), subsequent to the Series A Preferred Issue Date, plus (y) an amount equal to the net reduction in Investments (other than Permitted Investments).

         (iii) LIMITATION ON TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES. (A) The Corporation shall not, and shall not permit any Subsidiary of the Corporation to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of the Corporation or with any Affiliate of the Corporation, except for transactions on terms at least as favorable to the Corporation or such Subsidiary as could be obtained on an arms- length basis from a Person that is not such an Affiliate or 5% holder. In addition, the Corporation shall notify the initial holder of Series A Preferred of any such transaction, whether or not such transaction is on an arms-length basis, if such transaction occurs at any time when Permitted Holders own at least 35% of the shares of Series A Preferred issued on the Series A Preferred Issue Date. The limitation contained in the first sentence of this subparagraph (iii) does not apply to transactions (A) pursuant to documents existing on the Series A Preferred Issue Date and listed on Schedule
3.06 to the Securities Purchase Agreement, (B) between the Corporation and its Restricted Subsidiaries and, in the case of tax sharing agreements, its Unrestricted Subsidiaries or (C) between Restricted Subsidiaries.

          (iv) [Intentionally left blank.]

          (v) LIMITATION ON LIENS. The Corporation will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character, or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary.

          The foregoing limitation does not apply to (i) Liens existing on the Series A Preferred Issue Date; (ii) Liens granted after the Series A Preferred Issue Date on any assets or Capital Stock of the Corporation or its Restricted Subsidiaries created in favor of the holders of the Series A Preferred;
(iii) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Corporation or a Wholly Owned Restricted Subsidiary to secure Indebtedness owing to the Corporation or such other Restricted Subsidiary; (iv) Liens securing Indebtedness permitted to be Incurred hereunder; or (v) Permitted Liens.

          (vi) KEY MAN INSURANCE. The Corporation shall, within 30 days of the Series A Preferred Issue Date, obtain "Key Man" insurance with respect to the death and long term incapacity of Mr. West, naming the Corporation as sole beneficiary, from an insurance company satisfactory to the PG Director and containing terms and conditions reasonably satisfactory to the PG Director with a benefit of at least $20 million (the "Key Man Insurance"), shall maintain such Key Man Insurance in full force and effect, shall not permit the naming of any other beneficiary thereof and shall not transfer any of its rights thereunder, in each case until the third anniversary of the Series A Preferred Issue Date. Notwithstanding the foregoing, in the event that the Corporation or Mr. West shall receive any termination notice with respect to the Key Man Insurance from the insurer with respect thereto, it shall use its best efforts to cause a new insurer to provide Key Man Insurance prior to the effective date of such termination and shall, in any event, cause Key Man Insurance to have been obtained within 30 days after such effective date.

         (vii) MAINTENANCE OF BUSINESS. The business of the Corporation and its Restricted Subsidiaries shall be limited to the telecommunications business and businesses reasonably related or ancillary thereto.

        (viii) TELCO MOU. The Issuer shall use its best efforts to, within 15 days of the Series A Preferred Issue Date, execute a memorandum of understanding with Telco Investments Limited, a United Kingdom corporation, containing terms and conditions reasonably satisfactory to the initial Holder. The Issuer shall provide all drafts of such memorandum of understanding to the PG Director prior to such execution.

          (b) DEFINITIONS. As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and VICE VERSA), unless the context otherwise requires:

          "Affiliate" is defined to mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control" (including, without limitation, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, is defined to mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

          "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the product of
(a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (ii) the sum of all such principal payments; and with respect to any Disqualified Stock shall have an analogous meaning.

          "Board Resolution" means, with respect to the Board or the Executive Committee thereof, a copy of a resolution, certified by the Secretary or Assistant Secretary thereof to have been duly adopted by the Board to be in full force and effect on the date of such certification.

          "Business Day" means any day except a Saturday or Sunday or other day on which commercial banks in The City of New York are required or authorized by law or other governmental action to be closed.

          "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or nonvoting) of capital stock of such Person, including, without limitation, all Common Stock and Preferred Stock.

          "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person; and "Capitalized Lease Obligation" means the rental obligations, as aforesaid, under such lease.

          "Change of Control" means such time as (i) Mr. Alfred West ceases to be the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of Voting Securities representing at least 25% of the total voting power of the outstanding Voting Securities of the Corporation, (ii) a "person" or "group" within the meaning of Section 13d-3 or 14(d)(2) of the Exchange Act becomes the beneficial owner of Voting Securities representing more voting power than the Voting Securities then beneficially owned by Mr. Alfred West, or (iii) the Corporation shall sell or agree in writing to sell all or substantially all of its assets.

          "Common Stock" means, with respect to any Person, any and all shares, interests, participations and other equivalents (however designated, whether voting or nonvoting) of common stock of such Person, including, without limitation, with respect to the Corporation, its common stock, no par value.

          "Compensation Committee" means a committee of the Board of the Corporation which shall have exclusive authority (i) to make decisions regarding the compensation of each officer of the Corporation and its Subsidiaries and
(ii) to adopt and administer any arrangement under which options, warrants or other rights to purchase securities of the Corporation or its Subsidiaries are granted to any employee of the Corporation or any Subsidiary thereof.

          "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement that relates to fluctuations in currency values to or under which the Corporation or any of its Restricted Subsidiaries is a party or a beneficiary on the Series A Preferred Issue Date or becomes a party or a beneficiary thereafter.

          "Default" means a breach of any of the obligations of the Corporation under this Certificate of Designation.

          "Disqualified Stock" means any class or series of Capital Stock of the Corporation that by its terms or otherwise is (i) required to be redeemed prior to the mandatory redemption date of the Series A Preferred, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the mandatory redemption date of the Series A Preferred, or
(iii) convertible into or exchangeable for Capital Stock referred to in clause
(i) or (ii) above prior to the redemption of the Series A Preferred or Indebtedness having a scheduled maturity prior to the mandatory redemption date of the Series A Preferred; PROVIDED that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require the Corporation to repurchase or redeem such Capital Stock upon the occurrence of a "change of control" occurring prior to the mandatory redemption date of the Series A Preferred, shall not constitute Disqualified Stock if the "change of control" provision applicable to such Capital Stock is no more favorable to the holders of such Capital Stock than the provisions contained in Section 7 and such Capital Stock specifically provides that the Corporation will not repurchase or redeem any such Capital Stock pursuant to such provisions prior to the Corporation's repurchase of Series A Preferred required to be repurchased by the Corporation under Section 7.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute.

          "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Series A Preferred Issue Date applied on a basis consistent with the principles, methods, procedures and practices employed in the preparation of the Corporation's audited financial statements, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All computations based on GAAP contained in this Certificate of Designation shall be computed in conformity with GAAP, except that calculations made for purposes of determining compliance with the provisions hereof shall be made without giving effect to (i) the amortization of any expenses incurred in connection with the issuance of the Series A Preferred, and (ii) except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17.

          "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay or advance or supply funds for the purchase or payment of such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); PROVIDED that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

          "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness; PROVIDED that neither the accrual of interest (whether such interest is payable in cash or kind) nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

          "Indebtedness" means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including, without limitation, reimbursement obligations with respect thereto), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables, (v) all obligations of such Person as lessee under Capitalized Leases, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, PROVIDED that the amount of such Indebtedness shall be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Person, (vii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person, and (viii) to the extent not otherwise included in this definition, all obligations of such Person under Currency Agreements and Interest Rate Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; PROVIDED that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP.

          "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement that relates to fluctuations in interest rates.

          "Investment" means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the Corporation or its Subsidiaries and other than advances to sales representatives in the ordinary course of business in an amount not to exceed $250,000 at any one time outstanding) or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, any other Person. For purposes of the definition of "Unrestricted Subsidiary" and paragraph (a)(ii) hereof, (i) "Investment" shall include the fair market value of the net assets of any Subsidiary of the Corporation at the time that such Subsidiary of the Corporation is designated an Unrestricted Subsidiary and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Subsidiary of the Corporation and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined by the Board in good faith.

          "Junior Securities" means any securities of the Corporation other than securities evidencing Indebtedness.

          "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest).

          "Permitted Holders" means Princes Gate Investors II, L.P., Investor Investments AB, PGI Investments Limited, Gregor von Opel and Acorn Partnership II, L.P. and any affiliate of any of the foregoing.

          "Permitted Investment" means (i) an Investment in the Corporation or a Restricted Subsidiary or a Person which will, upon or in connection with the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Corporation or a Restricted Subsidiary; PROVIDED that such person's primary business is related, ancillary or complementary to the businesses of the Corporation and its Subsidiaries on the date of such Investment; (ii) Temporary Cash Investments; (iii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP; (iv) notes and other evidences of Indebtedness, not to exceed $2 million at any one time outstanding; (v) stock, obligations or securities received in satisfaction of judgments; (vi) relocation and similar loans to employees of the Corporation or its Subsidiaries not to exceed $150,000 at any one time outstanding; (vii) loans to employees of the Corporation or its Subsidiaries, evidenced by an unsubordinated promissory note, for the purpose of enabling such employees to purchase Capital Stock of the Corporation, in an amount not to exceed $1.5 million at any one time outstanding; (viii) Investments, not to exceed $5 million at any one time outstanding, if the Board has determined that such Investments constitute strategic investments; and (ix) Investments in Darcom Limited in an amount not to exceed the amount of net cash proceeds to the Corporation from the Incurrence of Indebtedness by, or the issuance of Capital Stock of, the Corporation since the Series A Preferred Issue Date, PROVIDED that such incurrences and issuances are permitted by the terms of this Certificate of Designation.

          "Permitted Liens" means (i) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (ii) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (v) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Corporation or any of its Restricted Subsidiaries;
(vi) Liens (including extensions and renewals thereof) upon real or personal property or any other asset acquired after the Series A Preferred Issue Date; PROVIDED that (a) such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with Section 12(a)(i), (1) to finance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property or (2) to refinance any Indebtedness so secured, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (c) any such Lien does not extend to or cover any property or assets other than such item of property or assets and any improvements on such item; (vii) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Corporation and its Restricted Subsidiaries, taken as a whole; (viii) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Corporation or its Restricted Subsidiaries relating to such property or assets; (ix) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease; (x) Liens arising from filing Uniform Commercial Code financing statements regarding leases; (xi) Liens on property of, or on shares of Capital Stock or

Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; PROVIDED that such Liens do not extend to or cover any property or assets of the Corporation or any Restricted Subsidiary other than the property or assets acquired; (xii) Liens in favor of the Corporation or any Restricted Subsidiary; (xiii) Liens arising from the rendering of a final judgment or order against the Corporation or any Restricted Subsidiary of the Corporation that does not give rise to an Event of Default;
(xiv) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (xvi) Liens encumbering customary initial deposits and margin deposits, and other Liens that are either within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements and Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed solely to protect the Corporation or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;
(xvii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Corporation or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of the Corporation and its Restricted Subsidiaries prior to the Series A Preferred Issue Date; and (xviii) Liens on or sales of receivables.

          "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including, without limitation, a government or political subdivision or an agency or instrumentality thereof.

          "preferred stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of preferred or preference stock of such Person, including, without limitation, with respect to the Corporation, the Series A Preferred.

          "Restricted Subsidiary" means any Subsidiary of the Corporation other than an Unrestricted Subsidiary.

          "Securityholders Agreement" means the Securityholders Agreement, dated November 1, 1996, among the Corporation, Princes Gate Investors II, L.P. and
Mr. Alfred West.

          "Securities Purchase Agreement" means the Securities Purchase Agreement, dated November 1, 1996 between the Corporation and Princes Gate Investors II, L.P.

          "Stated Maturity" means, with respect to any debt security, the date specified in such debt security as the fixed date on which any principal of such debt security is due and payable.

          "Subsidiary" means, with respect to any Person, any corporation or other entity of which Voting Securities representing more than 50% of the voting power of all of such corporation's or entity's Voting Securities are at the time directly or indirectly owned by such Person.

          "Temporary Cash Investment" means any of the following: (i) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof, (ii) time deposit accounts, certificates of deposit and money market deposits maturing within 270 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above,
(iv) commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Corporation) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. ("Moody's") or "A-1" (or higher) according to Standard & Poor's Ratings Group ("S&P"), (v) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or Moody's and (vi) time deposits, certificates of deposit, money market deposits, bank promissory notes and bankers' acceptances maturing not more than 270 days after the acquisition thereof and guaranteed or issued by any of the ten largest banks (based on assets as of the immediately preceding December 31) organized under the laws of any jurisdiction in which one of the Restricted Subsidiaries does business and which are not under intervention, bankruptcy or similar proceeding, not to exceed $2 million outstanding (or, subsequent to the High Yield Offering, $10 million) at any one time.

          "Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Restricted Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

          "Transaction Date" means, with respect to the Incurrence of any Indebtedness or the issuance of Disqualified Stock by the Corporation or any of its Subsidiaries, the date such Indebtedness is to be Incurred or such Disqualified Stock is to be issued and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

          "Unrestricted Subsidiary" means (i) any Subsidiary of the Corporation that at the time of determination shall be designated an Unrestricted Subsidiary by the Board in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board may designate any Subsidiary of the Corporation (including any newly acquired or newly formed Subsidiary of the Corporation) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Corporation or any other Subsidiary of the Corporation (other than an Unrestricted Subsidiary or one of its Subsidiaries) that is not a Subsidiary of the Subsidiary to be so designated; PROVIDED that either (a) the Subsidiary to be so designated has total assets of $1,000 or less or (b) if such Subsidiary has assets greater than $1,000, such designation would be permitted under paragraph (a)(ii) hereof. The Board may designate any Unrestricted Subsidiary to be a Subsidiary of the Corporation; PROVIDED that immediately after giving effect to such designation (1) the Corporation could Incur $1.00 of additional Indebtedness under subparagraph (a)(i)(A) hereof and (2) such designation would not result in any Default.

          "Voting Securities" of any Person means stock or other ownership interests of such Person entitled to vote for the board of directors of such Person or other entity performing similar functions.

          "Warrants" means the Warrants which may be granted to holders of the Series A Preferred pursuant to the Securityholders Agreement.

          "Wholly Owned Restricted Subsidiary" means with respect to any Person, any Subsidiary of such Person if all of the Common Stock or other similar equity ownership interests in such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) is owned directly or indirectly by such Person.

          (c) HIGH YIELD CONFORMING AMENDMENT. Notwithstanding anything herein contained to the contrary, the Corporation may, on or at any time subsequent to the closing date of the High Yield Offering, amend this Certificate of Designation so that the obligations of the Corporation pursuant to the last paragraph of Section 3, Section 12(a)(i), 12(a)(ii), 12(a)(iii) and 12(a)(v) shall be no more restrictive than the analogous covenants contained in the indenture with respect to the securities issued in the High Yield Offering.

          SECTION 13. NOTICES. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or when sent by telecopier (with receipt confirmed), provided a copy is also sent by express (overnight, if possible) courier, addressed (i) in the case of a holder of the Series A Preferred, to such holder's address of record, and (ii) in the case of the Corporation, to the Corporation's principal executive offices to the attention of the Corporation's President.

          SECTION 14. AMENDMENTS AND WAIVERS. Any right, preference, privilege or power of, or restriction provided for the benefit of, the Series A Preferred set forth herein may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Corporation and the affirmative vote or written consent of the holders of at least a majority of the shares of Series A Preferred then outstanding, and any amendment or waiver so effected shall be binding upon the Corporation and all holders of the Series A Preferred.

          FIFTH: (a) The Certificate of Incorporation is further amended to change each currently outstanding share of Voting Common Stock, par value $.0001 per share, into 1,000 shares of Voting Common Stock, par value $.0001 per share, and to change each outstanding share of Non-Voting Common Stock, par value $.0001 per share, into 1,000 shares of Voting Common Stock, par value $.0001 per share.

          (b) To effect the foregoing, Article SEVENTH relating to the change of outstanding shares of the Corporation's Voting Common Stock and Non-Voting Common Stock is hereby added to the Certificate of Incorporation to read as follows:

          Upon the effective date of this amendment, (1) each outstanding share of Voting Common Stock, par value $.0001 per share, of the Corporation shall be converted into 1,000 shares of Voting Common Stock, par value $.0001 per share, and certificates for such shares shall be issued to each holder of Voting Common Stock upon surrender of such stockholder's certificates formerly representing such shares of Voting Common Stock of the Corporation; (2) each outstanding share of Non-Voting Common Stock, par value $.0001 per share, of the Corporation shall be converted into 1,000 shares of Voting Common Stock, par value $.0001 per share, and certificates for such shares shall be issued to each former holder of Non-Voting Common Stock of the Corporation upon surrender to the Corporation of such stockholder's certificates formerly representing such shares of Non-Voting Common Stock of the Corporation.

          IN WITNESS WHEREOF, we have signed this certificate on the 1st day of November, 1996, and we affirm the statements contained therein as true under the penalties of perjury.


                                        ______________________________
                                        Alfred West
                                        President


                                        ______________________________
                                        Gary Bondi
                                        Secretary

                               CERTIFICATE OF AMENDMENT
                         OF THE CERTIFICATE OF INCORPORATION
                                          OF
                                   ECONOPHONE, INC.
                  UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW

                                    *  *  *  *  *

          WE, THE UNDERSIGNED, Alfred West and David Lacher, being respectively the President and the Secretary of Econophone, Inc., a corporation organized under the laws of the State of New York, hereby certify as follows:

          FIRST:  The name of the Corporation is Econophone, Inc.

          SECOND: The Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of State of the State of New York on the 10th day of July, 1992. The Corporation was formed under the name Switchtel Communications Corp.

          THIRD:   A Certificate of Amendment of the Certificate of
Incorporation was filed in the Office of the Secretary of State of the State of New York on November 1, 1996. The amendment was authorized by unanimous written consent of the directors dated November 1, 1996, followed by unanimous written consent of all the shareholders dated November 1, 1996.

          FOURTH:   This amendment of the Certificate of Incorporation was
authorized by the unanimous written consent of the directors dated June 23, 1997, followed by the unanimous written consent of all the shareholders dated June 23, 1997.

          FIFTH:   (a)  The said Certificate of Incorporation, as heretofore
amended, is hereby amended pursuant to Section 801(b)(14) of the Business Corporation Law to permit the Corporation to provide indemnification for its directors and officers and certain other persons.

          (b) To effect the foregoing, Article SIXTH of the Certificate of Incorporation is hereby amended by (i) adding an "(a)" before the first paragraph of current Article SIXTH and (ii) adding the following paragraph after paragraph (a) of Article SIXTH:

          "(b) The Corporation shall indemnify its directors and officers to the fullest extent permitted by the Business Corporation Law, as the same may be amended and supplemented from time to time. The Corporation also may indemnify such persons and any other person permitted to be indemnified under the Business Corporation Law, pursuant to agreement or resolution of shareholders or directors, from and against any and all of the expenses, liabilities or other matters referred to in or covered by the Business Corporation Law. The indemnification provided for herein shall not be deemed exclusive of any other rights to which any person may be entitled under any By-law, resolution of shareholders, resolution of directors, agreement or otherwise, as permitted by the Business Corporation Law, as to action, or as to the failure to act, in any capacity in which such person served at the request of the Corporation."

          SIXTH: (a) The said Certificate of Incorporation, as heretofore amended, is hereby amended pursuant to Section 801(b)14 of the Business Corporation Law to require the Company to maintain "key man" insurance with respect to Mr. West with a benefit of at least $10 million.

          (b) To effect the foregoing, Section 12(a)(vi) of the Certificate of Incorporation is deleted in its entirety and the following is hereby substituted therefor:

          (vi) KEY MAN INSURANCE. The Corporation shall maintain "Key Man" insurance with respect to the death and long term incapacity of Mr. West, naming the Corporation as sole beneficiary, from an insurance company satisfactory to the PG Director and containing terms and conditions reasonably satisfactory to the PG Director with a benefit of at least $10 million (the "Key Man Insurance"), shall maintain such Key Man Insurance in full force and effect, shall not permit the naming of any other beneficiary thereof and shall not transfer any of its rights thereunder, in each case until the third anniversary of the Series A Preferred Issue Date. Notwithstanding the foregoing, in the event that the Corporation or Mr. West shall receive any termination notice with respect to the Key Man Insurance from the insurer with respect thereto, it shall use its best efforts to cause a new insurer to provide Key Man Insurance prior to the effective date of such termination.

          SEVENTH:   (a)  The said Certificate of Incorporation, as heretofore
amended, is hereby amended pursuant to Section 801(b)14 of the Business Corporation Law to remove the obligation to use best efforts to execute a memorandum of understanding with Telco Investments Limited.

          (b) To effect the foregoing, Section 12(a)(viii) of the Certificate of Incorporation is deleted in its entirety.

          IN WITNESS WHEREOF, we have signed this certificate on the 25th day of June, 1997, and we affirm the statements contained therein as true under the penalties of perjury.


                                        ______________________________
                                        Alfred West
                                        President


                                        ______________________________
                                        David Lacher
                                        Secretary

STATE OF NEW YORK     )
                      ) ss:
COUNTY OF NEW YORK    )

          ALFRED WEST and DAVID LACHER, being severally duly sworn, say, and each for himself says, that the said Alfred West is the President and the said David Lacher is the Secretary of Econophone, Inc., which is a corporation organized under the laws of the State of New York and is the corporation described in the foregoing Certificate; that they have read the said Certificate and know the contents thereof and that the same is true and to their knowledge.


                                        ______________________________
                                        Alfred West
                                        President


                                        ______________________________
                                        David Lacher
                                        Secretary


Subscribed and sworn to before
me this ____ day of June, 1997

Notary Public